Year Ended May 31, 2005

John Hancock Sovereign Bond Fund

John Hancock Bond Fund
Series - 1
NAV per share - Class C    $15.30
NAV per share - Class I    $15.30
NAV per share - Class R    $15.30
Dividends from net investment income
Per share Class C -        0.6205
Per share Class I -        0.7899
Per share Class R -        0.7124